Filed pursuant to Rule 424(b)(3)
Registration No. 333-219127

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND

Supplement No. 4, dated December 1, 2022, to the Prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”), each dated January 27, 2022, for Common Shares of Beneficial Interest

Change in Monthly Repurchase Offer Amount

On November 23, 2022, the Board of Trustees (the “Board”) of Blackstone Floating Rate Enhanced Income Fund (the “Fund”) approved an increase in the Fund’s repurchase offer amount for December 2022 from 5% to 7.5% of the Fund’s outstanding common shares of beneficial interest (“Common Shares”). On November 30, 2022, the Board approved a repurchase offer amount of 7.5% of the Fund’s outstanding Common Shares for each of January 2023, February 2023 and March 2023.

Prospectus

The second sentence in the first paragraph under “Periodic Repurchase Offers—Repurchase Offers” on page 100 of the Prospectus is hereby replaced in its entirety with the following text:

The Fund is required to offer to repurchase not less than 5% of its outstanding Common Shares with each repurchase offer and, under normal market conditions, the Board expects to authorize a 7.5% offer each month.

SAI

The third sentence in the first paragraph under “Investment Restrictions—Repurchase Offer Fundamental Policy” on page 3 of the SAI is hereby replaced in its entirety with the following text:

The Fund is required to offer to repurchase at least 5% of its outstanding Common Shares with each repurchase offer and, under normal market conditions, the Board expects to authorize a 7.5% offer (“Repurchase Offer”) each month.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus or SAI.

Please retain this supplement for future reference.